Exhibit 99

Elkin, NC 28621 December 26, 2006

Press Release
For Immediate Release
Yadkin Valley Financial Corporation Announces Fourth Quarter Dividend of 12 Cents Per Share
The Board of Directors of Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY) announced today a regular fourth quarter cash dividend of 12 cents per share that provides an annualized return of 2.46% based on Friday’s closing price of $19.50 per share. The fourth quarter dividend represents the 76th consecutive quarterly dividend as well as the third consecutive dividend at 12 cents per share. Payment will be made on January 26, 2007 to shareholders of record on January 5, 2007.
Yadkin Valley Financial Corporation and its wholly-owned subsidiary, Yadkin Valley Bank and Trust Company (“the bank”), are headquartered in Elkin, North Carolina. The bank serves customers from twenty-three full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), and East Bend, Jonesville, and Yadkinville (Yadkin County) are operated under the Yadkin Valley Bank name. Offices in Mooresville and Statesville (Iredell County), and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank”. Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank”. Sidus Financial, LLC, a wholly-owned subsidiary of the bank with headquarters in Greenville, North Carolina, provides mortgage banking services to customers in North Carolina, South Carolina, Virginia, Georgia, Alabama, Florida, Maryland, Kentucky, Louisiana, West Virginia, Delaware, Tennessee, Arkansas, and Mississippi.
This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information contact: Edwin E. Laws Chief Financial Officer (336) 526-6313